Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2014 Second Quarter and Year to Date Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--August 6, 2014--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the second quarter and six months ended June 30, 2014. Net income was $2.4 million and $3.8 million, respectively, for the second quarter and six months ended June 30, 2014 compared to net losses of $105,000 and $28,000 for the same periods in 2013. The Bank was well capitalized at June 30, 2014, with total risk based capital of 12.1%, tier 1 risk based capital of 10.8%, and a leverage ratio of 5.9%. At December 31, 2013, the Bank had total risk based capital of 10.9%, tier 1 risk based capital of 9.7%, and a leverage ratio of 5.5%. The Company had total risk based capital of 11.7%, tier 1 risk based capital of 7.8%, and a leverage ratio of 4.3% at June 30, 2014, as compared to 10.7%, 6.3%, and 3.6%, respectively, at December 31, 2013.

Asset Quality:

Outstanding gross loans declined to $476.7 million at June 30, 2014 from $492.7 million at December 31, 2013. The Company had net charge-offs of $570,000 and $644,000 during the quarter and six months ended June 30, 2014, respectively, as compared to $1.2 million and $2.5 million for the same periods of 2013, respectively. Nonaccrual loans were $23.4 million at June 30, 2014, a decrease of $3.8 million from $27.2 million at December 31, 2013. Continued declines in charge offs, and decreases in gross loans of $16.0 million, resulted in a decrease in the allowance for loan losses (ALLL) as a percentage of gross loans to 2.30% at June 30, 2014 from 2.35% at December 31, 2013. At June 30, 2014, 19.4% or $2.1 million of the $11.0 million ALLL represents specific reserves on impaired loans as compared to 15.7% or $1.8 million of the $11.6 million ALLL at December 31, 2013. Management believes that at June 30, 2014, the allowance for loan losses was adequate to absorb probable losses inherent in the loan portfolio. In 2014, our focus remains directed to removing nonperforming assets from the balance sheet.

Total nonperforming assets were $29.5 million or 3.5% of total assets at June 30, 2014, as compared to $35.8 million or 4.4% of total assets at December 31, 2013. Nonperforming loans decreased to $23.4 million at June 30, 2014 from $27.3 million at December 31, 2013. Foreclosed assets totaled $6.0 million at June 30, 2014, down from $8.5 million at December 31, 2013. The change in foreclosed assets can be attributed to $2.8 million of sales and $295,000 in write-downs, which was partially offset by $542,000 in additions. Troubled debt restructurings (TDRs) totaled $18.0 million at June 30, 2014, and were comprised of $9.0 million of nonperforming TDRs and $9.0 million of performing TDRs. This compares to total TDRs at December 31, 2013 of $21.3 million which were comprised of $14.3 million of non-performing TDRs and $7.0 million of performing TDRs. At both June 30, 2014 and December 31, 2013, the nonperforming TDRs were included in the totals for nonaccrual and nonperforming loans referenced above. At June 30, 2014, we were in partial compliance with the written agreement in place with our regulators, which calls for the Company to reduce problem assets and concentrations of credit, while also increasing capital.

Net Interest Income and Net Interest Margin:

Net interest income before the provision for loan losses totaled $5.4 million and $10.8 million for the quarter and six months ended June 30, 2014, respectively, as compared to $5.0 million and $10.3 million for the same periods in 2013. Net interest margin annualized for the six months ended June 30, 2014 was 2.78% as compared to 2.63% as of June 30, 2013. Although improving, our net interest margin continues to be impaired by elevated levels of nonaccrual loans and lower rates on new and renewing loans in response to competitive pressures. Cost of funds continues to improve as interest expense declined to $2.0 million and $4.1 million for the quarter and six months ended June 30, 2014, respectively, as compared to $2.2 million and $4.5 million for the same periods in 2013, due to a shift in deposit mix from time deposits to demand deposits and lower rates on new and renewing deposits.

Non-Interest Income:

Non-interest income was $3.4 million and $5.5 million for the quarter and six months ended June 30, 2014, respectively, compared to $1.7 million and $3.8 million for the same periods in 2013. During 2014, other non-interest income includes nonrecurring settlements reached with certain third party payment processors of $1.7 million and $2.3 million for the quarter and six months ended June 30, 2014, respectively. In the first quarter of 2013 there was a nonrecurring deposit premium of $586,000 recognized from the sale of two branches to First Bank.

Non-Interest Expense:

Non-interest expense was $6.4 million and $12.5 million for the quarter and six months ended June 30, 2014, respectively, compared to $6.8 million and $14.1 million for the same periods in 2013. These decreases resulted primarily from reductions in expenses related to collections, the cost of holding foreclosed assets, and declines in salaries and benefits.

Balance Sheet:

Total assets were $833.4 million at June 30, 2014, an increase of $11.8 million or 1.4% from $821.5 million at December 31, 2013. Cash and cash equivalents and investments were $294.2 million at June 30, 2014, an increase of $35.0 million or 13.5% from the total of $259.2 million at December 31, 2013. Gross loans were $476.7 million at June 30, 2014, a decrease of $16.0 million or 3.3% from the $492.7 million outstanding at December 31, 2013.

Total liabilities were $806.1 million at June 30, 2014, an increase of $6.2 million or 0.8% from $799.9 million at December 31, 2013.

Total shareholders' equity increased $5.7 million to $27.3 million at June 30, 2014 from $21.6 million at December 31, 2013. This increase resulted primarily from net income of $3.8 million and the sale of $875,000 of common stock to Kenneth R. Lehman, a private investor. Book value per share increased to $3.08 per share at June 30, 2014 compared to $2.71 per share at December 31, 2013.

Chairman, President, and Chief Executive Officer, Ayden R. Lee, Jr. states, “It is very exciting to report quarterly and year to date net income of $2.4 million and $3.8 million. We have many positive initiatives underway in 2014 as we welcome shareholder Kenneth R. Lehman to our Four Oaks Bank family. The support of our shareholders, customers, and employees is vital to our success and, as always, is greatly appreciated.”

With $833.4 million in total assets as of June 30, 2014, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fourteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh, and Southern Pines (LPO) North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, our ability to raise capital and continue as a going concern, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and
Chief Executive Officer
or
Nancy S. Wise, Executive Vice President and
Chief Financial Officer
919-963-2177